                        COMPUTATION OF EARNINGS PER SHARE
                                    UNAUDITED

                           DILUTED EARNINGS PER SHARE

                                                            Three Months Ended                   Nine Months Ended
                                                               September 30,                        September 30,
                                                           1999              1998               1999              1998
                                                           ----              ----               ----              ----
Weighted average shares outstanding--basic              26,375,095        26,600,241        26,403,061        26,703,920

Plus incremental shares from assumed conversions         1,349,040           663,672         1,356,373           386,660
                                                       -----------       -----------       -----------       -----------

Number of shares for computation of diluted
      net income per share                              27,724,135        27,263,913        27,759,434        27,090,580
                                                       ===========       ===========       ===========       ===========

Net income                                             $   262,775       $ 2,867,133       $ 5,378,540       $ 7,292,192
                                                       ===========       ===========       ===========       ===========


Diluted net income per share                           $      0.01       $      0.11       $      0.19       $      0.27
                                                       ===========       ===========       ===========       ===========